Exhibit 99.1

SPARTAN MOTORS NAMES DOMINIC ROMEO TO BOARD OF DIRECTORS

CHARLOTTE, Mich., Oct. 25, 2017 – Spartan Motors, Inc. (NASDAQ:SPAR) ("Spartan" or the "Company"), a global leader in specialty chassis and vehicle design, manufacturing and assembly, today announced that Dominic A. Romeo has been named to the Company’s Board of Directors. Mr. Romeo was also appointed to the Board’s Audit Committee.

On the heels of sharing its aggressive plans for growth into 2020 at a recent Analyst and Investor Day in NYC, it is no secret that Spartan is laser focused on growth. Adding Dominic Romeo to the Board of Directors brings a longtime financial professional to the Board, in a time when Spartan plans to grow both organically and through acquisitions.

James Sharman, Chairman of the Board, commented on Mr. Romeo’s appointment, “We are pleased to welcome Dominic to Spartan’s Board of Directors. We believe his experience and knowledge in finance, international business, and manufacturing will be helpful as Spartan develops and grows. We look forward to working with him and gaining from his extensive experience.”

Mr. Romeo currently serves on the board of Novanta Inc., a leading technology supplier to medical and advanced industrial equipment manufacturers and BBB Industries, an automotive parts manufacturer, held by Pamplona Capital Management. Most recently he served as Senior Vice President and Chief Financial Officer of Thor Industries, Inc., a leading manufacturer of recreational vehicles. Prior to Thor, he served as Vice President and Chief Financial Officer of IDEX Corporation, a leading global manufacturer of pump products, dispensing equipment, and other engineered products.

Romeo’s professional experience includes GE Aircraft Engines where he held multiple financial roles in audit and financial planning, and later Honeywell International, Inc., a diversified technology and manufacturing company that services customers globally, where he rose to the positions of Vice President and Chief Financial Officer of Honeywell Aerospace.

“I look forward to joining Spartan Motors’ Board of Directors. I am confident that my background, coupled with the relationships I’ve already built with Spartan’s executives and Independent Directors will further the collaborative nature of evaluating new opportunities while simultaneously continuing to strengthen the business’ core as we work together to guide this great organization into its next phase of overwhelming growth,” Romeo commented.

Mr. Romeo holds a Bachelor of Arts Degree in both Accounting and Business Administration from Manchester University.

The Company’s Board of Directors now consists of Chairman James Sharman, Mr. Daryl Adams, Mr. Richard Current, Mr. Richard Dauch, Mr. Ron Harbour, Mr. James Orchard, Mr. Andrew Rooke, and Mr. Dominic Romeo.

For more information on Spartan Motors, visit www.spartanmotors.com.

About Spartan Motors

Spartan Motors, Inc. is a leading designer, engineer, manufacturer and marketer of a broad range of specialty vehicles, specialty chassis, vehicle bodies and parts for the fleet and delivery, recreational vehicle (RV), emergency response, defense forces and contract assembly (light / medium duty truck) markets. The Company’s brand names — Spartan Motors, Spartan Specialty Vehicles, Spartan Emergency Response, Spartan Parts and Accessories; Smeal® and its family of brands, including Ladder Tower™ and UST®; and Utilimaster®, a Spartan Motors Company — are known for quality, durability, performance, customer service and first-to-market innovation. The Company employs approximately 2,200 associates and operates facilities in Michigan, Indiana, Pennsylvania, Missouri, Wisconsin, Nebraska, South Dakota; Saltillo, Mexico; and Lima, Peru. Spartan reported sales of $591 million in 2016. Visit Spartan Motors at www.spartanmotors.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial projections, financial strength, future plans, objectives, and the performance of our products and operations. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations. These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood. Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; restructuring of our operations, and/or our expansion into new geographic markets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business. Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website. All forward-looking statements in this release are qualified by this paragraph. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

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Media Contacts:

Samara Hamilton – Corporate Director of Marketing

Spartan Motors, Inc.

517.997.3860

Samara.Hamilton@spartanmotors.com

Matt Jackson – Senior Director

Lambert, Edwards & Associates

616.233.0500

mjackson@lambert.com